Exhibit 99.1

TURTLE BEACH REPORTS STRONG FULL YEAR AND 2021 FOURTH QUARTER RESULTS

Strong Product Demand, Successful Expansion into Non-Console-Headset Categories, and Disciplined Supply Chain and Logistics Navigation Delivered Record Full Year Revenue

White Plains, NY – March 2, 2022 – Leading gaming accessory maker Turtle Beach Corporation (Nasdaq: HEAR), reported financial results for the full year and fourth quarter ended December 31, 2021.

2021 Full-Year Summary vs. 2020:

●	Net revenue was $366.4 million, compared to $360.1 million a year ago;
●	Net income was $17.7 million, or $0.97 per diluted share, compared to net income of $38.7 million, or $2.37 per diluted share; and
●	Adjusted EBITDA was $36.6 million compared to $61.4 million.

Fourth Quarter Summary vs Year-Ago Quarter:

●	Net revenue was $109.4 million compared to $132.9 million;
●	Net income was $4.5 million, or $0.25 per diluted share, compared to $16.3 million, or $0.93 per diluted share; and
●	Adjusted EBITDA was $9.6 million compared to $23.6 million.

Management Commentary

“Our full year revenue of $366 million was in line with our previously communicated guidance range, and we’re pleased to have delivered the highest full year revenue in our history following a record 2020,” said Juergen Stark, CEO and Chairman, Turtle Beach Corporation. “This success is a testament to our team’s disciplined management and execution through supply chain and logistics headwinds, our active global coordination with retailers, and the consistent and robust demand for our products.”

“Our brands, now spanning seven market categories, have enabled us to deliver strong results despite supply chain challenges and semiconductor constraints that complicated operations and held back full year sales. For example, we gained share with our ROCCAT PC accessories across our core PC accessory markets, outperforming the competition as we continued to rapidly grow our PC business. Per U.S. NPD retail data, we maintained our console gaming headset market share of 40% or more for the 12th consecutive year.”

“In 2021, we continued our transformation into a diversified gaming accessories business positioning us to take advantage of a growing total addressable market of $8.8 billion. Our success was driven in part by our entry into new product categories like Xbox gaming controllers and flight simulation hardware, while continuing as the clear leader in console gaming headsets. Further, we delivered 20% of revenues outside our core console headset business and expect to deliver $100 million of non-console-headset revenue in 2022, demonstrating our progress in successfully adding attractive categories to our business. Our best-in-class product portfolio, combined with a proven ability to navigate market challenges and execute on our strategy, gives us confidence in our ability to continue to drive long term growth and attractive returns for our shareholders.”

2021 Financial Results

Net revenue in 2021 was $366.4 million, a $6.3 million increase from the record $360.1 million in 2020, as consumer demand for console headsets remained at elevated levels early in the year and retailers increased channel levels in response to ongoing global supply chain concerns. Our diversification into PC peripherals as well as the entry into gaming controllers, flight simulation hardware and creator microphones helped off-set some of the market weakness across the console gaming category during the holiday season.

Gross margin in 2021 was 35% versus 37.2% in 2020. The decrease was primarily due to higher logistics costs and more normalized holiday promotional activity compared to 2020.

Operating expenses in 2021 were $108 million compared to $84.6 million in 2020, reflecting a full-year run-rate of costs added in 2020 to support over 53% increase in revenues, a record number of new product launches, geographic expansion, and marketing investments to support those growth activities.

Net income in 2021 was $17.7 million, or $0.97 per diluted share, compared to $38.7 million, or $2.37 per diluted share, in 2020. Excluding a number of adjustments to net income in both periods (as summarized below in Table 4), adjusted net income (as defined below in “Non-GAAP Financial Measures”) in 2021 was $20.2 million, or $1.11 per diluted share, compared to $36.3 million, or $2.22 per diluted share. The full year weighted average diluted share count for 2021 was 18.3 million compared to 16.4 million in 2020.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in 2021 was $36.6 million compared to $61.4 million in the year-ago period, reflecting higher freight and supply chain costs, annualized run-rate increase in operating expenses due to larger size of the business, and growth investments.

Fourth Quarter 2021 Financial Results

Net revenue in the fourth quarter of 2021 was $109.4 million, down 18% compared to $132.9 million in the year-ago quarter. This was a function of Xbox and PlayStation supply constraints, disappointing AAA video game releases, and weaker retail traffic.

Gross margin in the fourth quarter of 2021 was 32.5% compared to 35.8% in the fourth quarter of 2020. The decrease was mainly a function of increased freight costs, a more normalized level of promotional activity during the holiday season, and reduced operating leverage.

Operating expenses in the fourth quarter of 2021 were $29.3 million compared to $27.6 million in the 2020 period. The year-over-year increase was due to the incremental product development investments to expand the PC accessory portfolio and enter new categories.

Net income in the fourth quarter of 2021 was $4.5 million, or $0.25 per diluted share, compared to $16.3 million, or $0.93 per diluted share, in the year-ago quarter. Excluding a number of adjustments in both periods (as summarized below in Table 4), adjusted net income (as defined below in “Non-GAAP Financial Measures”) in the fourth quarter of 2021 was $2.8 million, or $0.16 per diluted share, compared to $14.8 million, or $0.84 per diluted share, in the corresponding period in 2020. For the fourth quarter, the weighted averaged diluted share count was 18.3 million for 2021 compared to 17.6 million for 2020.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the fourth quarter of 2021 was $9.6 million compared to $23.6 million in the year-ago quarter, driven by the aforementioned lower net revenue, higher freight costs and more normalized level of promotional activity.

Balance Sheet and Cash Flow Highlights

At December 31, 2021, the Company had $37.7 million of cash and cash equivalents with no outstanding debt, including under its revolving credit line. This compares to $46.7 million of cash and cash equivalents with no outstanding debt, including under its revolving credit line at December 31, 2020. Cash used for operating activities in 2021 was $0.3 million, a decrease of $51.4 million compared to cash provided for operating activities of $51 million in 2020. The decrease was primarily due to carrying higher component and finished goods inventory reflecting longer logistics transit times and actions to ensure customer supply, and higher logistics costs and investments to expand our portfolio and enter new categories.

2022 Outlook

For the full year 2022, the Company expects revenue to be approximately flat, plus or minus 5%, from record 2021 revenues. The mid-point of the range anticipates growth in sell-through and share gains in all categories offset by a reduction in channel inventory and the expectation that console and PC markets may decline somewhat from 2021 primarily due to an exceptionally strong first half of 2021 driven by stimulus checks and stay-at-home orders.

Gross margins are expected to be roughly 2-3% below our mid 30’s target range, reflecting the impact of 3-4% in higher freight and component costs which we anticipate will abate somewhat over time, as well as the expected return to normal promotional levels, partially offset by factoring higher costs into new product pricing.

Given the impact of higher costs on gross margin this year, we expect our adjusted EBITDA margin to be within the range of approximately 9% to 11%, within or slightly below our 10+% target, due to the factors stated above. Net income per diluted share is expected to be within the range of $0.70 to $1.20 based upon 17.5 million diluted shares for 2022.

With respect to the Company's adjusted EBITDA outlook for the full year 2022, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not provided. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details

Turtle Beach Corporation will hold a conference call today, March 2, 2022, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its fourth quarter and full year 2021 results.

Chairman and CEO Juergen Stark and CFO John Hanson will host the call, followed by a question-and-answer session.

Conference Call Details:

Date: Wednesday, March 2, 2022

Time: 5:00 p.m. ET / 2:00 p.m. PT

Toll-Free Dial-in Number: (877) 303-9855

International Dial-in Number: (408) 337-0154

Conference ID: 8270996

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, and adjusted net income that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. “Non-GAAP Earnings” is defined as net income excluding (i) integration and transaction costs related to acquisitions, (ii) certain non-recurring business costs, (iii) any change in fair value of contingent consideration and (iv)acquisition-related settlements. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain non-recurring special items that we believe are not representative of core operations (e.g., the integration and transaction costs related to acquisitions, and the change in fair value of contingent consideration). These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to Adjusted Net Income and Adjusted EBITDA included below for each of the three months and full year ended December 31, 2021 and 2020.

About Turtle Beach Corporation

Turtle Beach Corporation (corp.turtlebeach.com) is one of the world’s leading gaming accessory providers. The Company’s namesake Turtle Beach brand (www.turtlebeach.com) is known for designing high-quality, comfort-driven headsets for all gamers. Innovation, first-to-market features, a broad range of products, and top-rated customer support have made Turtle Beach a fan-favorite brand and the market leader in console gaming audio for over a decade. In 2021, Turtle Beach expanded the best-selling brand beyond headsets and successfully launched the first of its groundbreaking game controllers and gaming simulation accessories. Turtle Beach’s ROCCAT brand (www.roccat.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products, including award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s Neat Microphones brand (www.neatmic.com) creates high-quality USB and analog microphones for gamers, streamers, professionals and students that embrace cutting-edge technology and design. Turtle Beach’s shares are traded on the Nasdaq Stock Market under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach or Alex Thompson	MacLean Marshall
Gateway Investor Relations	Sr. Director –PR/Communications
On Behalf of Turtle Beach	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@gatewayir.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 1.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2021	2020	2021	2020
Net revenue	$109,430	$132,912	$366,354	$360,093
Cost of revenue	73,885	$85,272	$237,971	$226,305
Gross profit	35,545	47,640	128,383	133,788
Operating expenses:
Selling and marketing	17,359	$17,715	$58,883	$46,779
Research and development	4,561	$3,577	$17,490	$12,265
General and administrative	7,407	$6,345	$31,579	$25,577
Total operating expenses	29,327	27,637	107,952	84,621
Operating income	6,218	20,003	20,431	49,167
Interest expense	112	$112	$383	$467
Other non-operating expense, net	(1,200)	$(2,237)	$(101)	$(3,757)
Income before income tax	7,306	22,128	20,149	52,457
Income tax expense	2,767	$5,825	$2,428	$13,711
Net income	$4,539	$16,303	$17,721	$38,746

Net income per share
Basic	$0.28	$1.07	$1.11	$2.62
Diluted	$0.25	$0.93	$0.97	$2.37
Weighted average number of shares:
Basic	16,103	15,272	15,915	14,801
Diluted	18,255	17,573	18,251	16,365

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 2.

	December 31,	December 31,
	2021	2020
	(unaudited)
ASSETS	(in thousands, except par value and share amounts)
Current Assets:
Cash and cash equivalents	$37,720	$46,681
Accounts receivable, net	35,953	43,867
Inventories	101,933	71,301
Prepaid expenses and other current assets	17,506	8,127
Total Current Assets	193,112	169,976
Property and equipment, net	6,955	6,575
Deferred income taxes	5,899	6,946
Goodwill	10,686	8,178
Intangible assets, net	5,788	5,138
Other assets	8,065	6,640
Total Assets	$230,505	$203,453
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$—	$—
Accounts payable	40,475	42,529
Other current liabilities	37,693	36,122
Total Current Liabilities	78,168	78,651
Income tax payable	3,774	3,146
Other liabilities	7,194	5,257
Total Liabilities	89,136	87,054
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.001 par value - 25,000,000 shares authorized; 16,168,147 and 15,475,504 shares issued and outstanding as of December 31, 2021 and 2020, respectively	16	15
Additional paid-in capital	198,278	190,568
Accumulated deficit	(57,052)	(74,773)
Accumulated other comprehensive income (loss)	127	589
Total Stockholders’ Equity	141,369	116,399
Total Liabilities and Stockholders’ Equity	$230,505	$203,453

Turtle Beach Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Table 3.

	Year Ended
	December 31, 2021	December 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES	$(327)	$51,049

CASH FLOWS FROM INVESTING ACTIVITIES	(8,121)	(5,663)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	120,858	323,593
Repayment of revolving credit facilities	(120,858)	(339,248)
Proceeds from sale of equity securities	-	4,373
Proceeds from exercise of stock options and warrants	5,289	4,195
Repurchase of common stock	(4,882)	-
Repurchase of common stock to satisfy employee tax withholding obligations	(463)	(325)
Net cash provided by (used for) financing activities	(56)	(7,412)
Effect of exchange rate changes on cash and cash equivalents	(457)	458
Net increase in cash and cash equivalents	(8,961)	38,432
Cash and cash equivalents - beginning of period	46,681	8,249
Cash and cash equivalents - end of period	$37,720	$46,681

Turtle Beach Corporation

Reconciliation of GAAP and Non-GAAP Measures

(in thousands, except per-share data)

(unaudited)

Table 4.

	Three Months Ended		Twelve Months
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net Income (Loss)
GAAP Net Income (Loss)	$4,539	$16,303	$17,721	$38,746

Adjustments, net of tax:
Non-recurring business costs	409	—	4,339	—
Gain on acquisition-related settlement	—	—	—	(1,702)
Change in fair value consideration	(1,928)	(1,631)	(1,928)	(1,121)
Acquisition integration costs	(186)	124	69	405
Non-GAAP Earnings	$2,834	$14,796	$20,201	$36,328

Diluted Earnings Per Share
GAAP- Diluted	$0.25	$0.93	$0.97	$2.37

Non-recurring business costs	0.02	—	0.24	—
Gain on acquisition-related settlement	—	—	—	(0.10)
Change in fair value consideration	(0.11)	(0.09)	(0.11)	(0.07)
Acquisition integration costs	(0.01)	0.01	—	0.02
Non-GAAP- Diluted	$0.16	$0.84	$1.11	$2.22

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

Table 5.

	Three Months Ended
	December 31, 2021
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$109,430	$-	$-	$-	$-	$109,430
Cost of revenue	73,885	(549)	-	39	-	73,375
Gross Profit	35,545	549	-	(39)	-	36,055

Operating expenses	29,327	(584)	(315)	(2,470)	(255)	25,703

Operating income	6,218	1,133	315	2,431	255	10,352

Interest expense	112
Other non-operating expense, net	(1,200)				1,928	728

Income before income tax	7,306
Income tax expense	2,767
Net income	$4,539			Adjusted EBITDA		$9,624

	Twelve Months Ended
	December 31, 2021
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$366,353	$-	$-	$-	$-	$366,353
Cost of revenue	237,970	(1,654)	-	(343)	-	235,973
Gross Profit	128,383	1,654	-	343	-	130,380

Operating expenses	107,952	(2,398)	(1,261)	(7,313)	(5,012)	91,968

Operating income	20,431	4,052	1,261	7,656	5,012	38,412

Interest expense	383
Other non-operating expense, net	(101)				1,928	1,827

Income before income tax	20,149
Income tax expense	2,428
Net income	$17,721			Adjusted EBITDA		$36,585

(1)	Other includes certain business acquisition costs and change in fair value of contingent consideration.

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

Table 5. (continued)

	Three Months Ended
	December 31, 2020
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$132,912	$-	$-	$-	$-	$132,912
Cost of revenue	85,272	(537)	-	(305)	-	84,430
Gross Profit	47,640	537	-	305	-	48,482

Operating expenses	27,637	(520)	(224)	(1,268)	(168)	25,457

Operating income	20,003	1,057	224	1,573	168	23,025

Interest expense	112
Other non-operating expense, net	(2,237)				1,631	(606)

Income before income tax	22,128
Income tax expense	5,825
Net income	$16,303			Adjusted EBITDA		$23,631

	Twelve Months Ended
	December 31, 2020
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$360,093	$-	$-	$-	$-	$360,093
Cost of revenue	226,305	(2,365)	-	(928)	-	223,012
Gross Profit	133,788	2,365	-	928	-	137,081

Operating expenses	84,621	(1,994)	(889)	(4,621)	(550)	76,567

Operating income	49,167	4,359	889	5,549	550	60,514

Interest expense	467
Other non-operating expense, net	(3,757)				2,823	(934)

Income before income tax	52,457
Income tax expense	13,711
Net income	$38,746			Adjusted EBITDA		$61,448

(1) Other includes certain business acquisition costs and change in fair value of contingent consideration.